Exhibit 99.1

Consent of KPSN & ASSOCIATES LLP

We hereby consent to the quotation and summarization of our opinion letter dated September 4, 2024, to the Board of Directors of PowerUp Acquisition Corp. (the “Company”) in the proxy statement/prospectus contained in the Company’s Registration Statement on Form S-4 relating to the proposed merger of PowerUp Merger Sub II, Inc., a wholly owned subsidiary of the Company (“Merger Sub”) with and into Aspire Biopharma Inc. (the “Registration Statement”), as well as to the references to our firm and such opinion letter contained therein.

In giving this consent, we do not admit, and we understand that the Company not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by the Company in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

KPSN & Associates LLP

KPSN & ASSOCIATES LLP

Dated: September 4, 2024